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                                                                  EXHIBIT 10.4

                         ENTEX INFORMATION SERVICES, INC.
                               RETENTION AGREEMENT


AGREEMENT, dated as of the 2nd day of October, 1998, by and between ENTEX Information Services, Inc. ("ENTEX"), a Delaware corporation and Dale Allardyce (the "Executive").

                           W I T N E S S E T H :

WHEREAS, the Executive is a key employee who has made and, if continued to be employed by ENTEX, will continue to make valuable contributions to the productivity and profitability of ENTEX; and

WHEREAS, ENTEX considers that providing termination benefits will operate as an incentive for the Executive to remain employed by ENTEX;

NOW, THEREFORE, to induce the Executive to remain employed by ENTEX, and for other good and valuable consideration, ENTEX and the Executive agree as follows:

1.    CIRCUMSTANCES TRIGGERING RECEIPT OF TERMINATION BENEFITS

     1.1 Except as set forth in Sections 1.2 and 1.3 below, if Executive's employment is terminated for any reason, or if there is a "Change of Control Termination" of the Executive's employment, ENTEX shall provide the Executive with the benefits set forth in Section 2.

1.2 Termination benefits will not be paid upon:

      (a)  Termination by reason of the Executive's "Voluntary
           Resignation"

      (b)  Termination of the Executive for "Cause"

      (c)  Termination upon the Executive's normal retirement at age sixty-five
           (65).

1.3. For the purpose of this Agreement, the placement of the Executive on permanent or long-term disability status as defined by ENTEX's long-term disability policy covering the Executive or the death of the Executive shall not be deemed a termination and shall not qualify the Executive for the termination benefits set forth in this Agreement.

2.    TERMINATION BENEFITS

2.1 The amount of termination payment shall be the sum of (i) one year of the Executive's annual base salary in effect as of the Termination Date, and (ii) one year of the annual target bonus under the incentive bonus plan in which the Executive was participating as of the Termination Date, assuming 100% achievement of all bonus objectives (the "Termination Payment").

      Should Change of Control Termination be due to the circumstances set forth in Section 10.3(ii), the Termination Payment shall be calculated using the base salary and annual target bonus in effect immediately preceding the Change of Control Termination.

2.2 The Termination Payment shall be paid at regular intervals on the payroll dates of ENTEX or any successor to ENTEX. Payments shall be subject to reduction to the extent required to satisfy withholding tax obligations imposed by law or authorized by the Executive.
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2.3 The Termination Payment shall be paid beginning with the month following the month in which the Termination Date occurs. The Executive shall also receive the full base salary and target bonus for the month in which the Termination Date occurs.

2.4 Any accrued vacation due but not yet taken at the Termination Date shall be paid to the Executive on the next payroll date following the Termination Date. Executive will not continue to accrue vacation after the Termination Date.

2.5 The Executive's participation (including dependent coverage) in ENTEX's group health, dental and vision plans in effect immediately prior to the Termination Date shall continue during the Severance Period. The levels of coverage and the Executive's contributions for such coverage will be those in effect immediately prior to the Termination Date, subject to such changes to coverage or employee contributions as made applicable to substantially all ENTEX employees. If the Executive has not become eligible for health and welfare benefits under any other plan at the expiration of the Severance Period, s/he will become eligible for coverage under COBRA, subject to COBRA provisions, including payment of monthly premiums.

2.6 For purposes of determining the rights of the Executive with respect to vesting and exercise of any ENTEX stock options which have been granted prior to the Termination Date, the Executive will be treated as continuing his/her employment status with ENTEX until 6 months following the Termination Date.

2.7 Executive will be entitled to executive level outplacement services provided by a mutually acceptable outplacement service provider at a value not to exceed $30,000.

3.  NO ENTITLEMENT OF EMPLOYMENT AND ACKNOWLEDGMENT OF "AT WILL" STATUS

3.1 This Agreement shall not be construed as and does not constitute a promise or guaranty of continued employment, and Executive acknowledges that his/her employment with ENTEX is "at will".

4.    NON-COMPETE/CONFIDENTIALITY

4.1 Executive hereby covenants and agrees that during the Severance Period s/he shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business"; provided, however, that the foregoing shall not prevent Executive from (a) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if Executive's services are restricted to such other lines of business; or (b) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than two percent (2%) of any class or type of securities of, or interest in, such Competitive Business.

4.2 Executive agrees that s/he will forever keep secret, confidential and inviolate, will not disclose during his/her employment by ENTEX and will not disclose or use at any time after termination of employment with ENTEX, any proprietary or confidential information or business secret of ENTEX including, without limitation, those relating to: a) the business, conduct, or operations of ENTEX, or of any of its suppliers, customers, consultants, or licensees; b) any


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methods, ways of doing business or know-how used in the sale, use or marketing of ENTEX's product or services; c) the existence or betterment of, or possible new uses or applications for, any such products or services; or d) any of ENTEX's customer lists, pricing and purchasing information or policies. Upon leaving the employ of ENTEX for any reason, the Executive shall promptly return to ENTEX any and all notes, plans, paper and electronic files, customer lists or other records, RFP's, account profiles, price sheets, reports, proposals, technical information, and reproductions thereof, which relate in any way to ENTEX's plans, operations, business assets, employee files or records, or any of the foregoing items covered by this paragraph.

4.3   Executive agrees and acknowledges:

      (a) that so long as s/he is an employee of ENTEX, s/he will devote his/her best efforts and all his/her business time, efforts, and attention to furthering the business interests of ENTEX, and that s/he will not directly or indirectly engage in any Competitive Business;

      (b) that the relationship between ENTEX and its customers and suppliers are significant and valuable assets of ENTEX;

      (c) that the relationships between ENTEX and its employees are significant and valuable assets of ENTEX deserving protection from solicitation to assist ENTEX in its interest in maintaining a stable work force, and because of this interest, Executive agrees that during the term of his/her employment by ENTEX, and for a period of one (1) year thereafter, s/he will not directly or indirectly recruit, solicit, divert or employ any person who is an employee of ENTEX, or any former employee of ENTEX within six (6) months of their leaving ENTEX;

      (d) that for a period of one (1) year following the termination of Executive's employment with ENTEX for any reason, Executive will not directly or indirectly solicit, service, have contact with, or divert any entity which is, as of the Termination Date, or the immediate six month period prior to such date, a customer of ENTEX with whom Executive had dealings, directly or indirectly, as an employee of ENTEX.

4.4 Executive acknowledges that a breach of any of the covenants herein contained would cause irreparable harm to ENTEX's business and that monetary damages alone will not afford an adequate remedy. Therefore, in the event of any such breach, or threatened breach, in addition to such other remedies to which ENTEX may be entitled, ENTEX shall have the right to specific performance of the covenants herein contained by way of temporary and/or permanent injunctive relief, all as it elects.

4.5 The parties believe the restrictions in this Section 4 to be reasonable to protect business activity. However, in the event that a court of competent jurisdiction deems any provision hereof to be unreasonable, void or unenforceable, such provision(s) shall be deemed severed from the remainder of the Agreement, which shall continue in all other respects to be valid and enforceable. Any such provision(s) of this Agreement declared void, unreasonable or unenforceable shall be deemed revised to the minimum amount necessary in order to be valid and enforceable.

5.    RELEASE

5.1 In return for the payment and promises made by ENTEX herein, except for the obligations of ENTEX hereunder, Executive agrees that, effective on the Termination Date, s/he will unconditionally release and discharge ENTEX from any and all claims, damages or causes of action, known or unknown, of whatever kind of nature, which s/he has or may have against ENTEX, including, but not limited to, any claims for relief, whether injunctive, declaratory, statutory, monetary or otherwise, arising under any federal, state or local equal opportunity, age discrimination or other law, ordinance, regulation or order (including, without limitation, Title VII of


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the Civil Rights Act of 1964, as amended, and the Age Discrimination in
Employment Act of 1973, as amended ("ADEA"), or arising from or in connection with Executive's employment by or provision of services to ENTEX or the separation therefrom, whether based in contract, public policy, tort or otherwise.

      For the purposes of this paragraph, "ENTEX" means ENTEX Information Services, Inc., its subsidiaries, parent and affiliates, and the respective successors, assigns, agents, shareholders, officers, directors, benefit plans, and current and former employees of any of them.

      With regard to Executive's waiver of his/her rights under the ADEA, effective on the Termination Date, Executive will agree and acknowledge that s/he:

      (a) does not waive rights or claims that may arise after the Termination Date;

      (b) will waive rights under the ADEA in exchange for consideration as set forth herein, which Executive acknowledges is in addition to anything of value to which s/he is already entitled;

      (c) was advised to consult with an attorney before entering into this release and had the opportunity to do so;

      (d) had twenty-one (21) days in which to consider and execute this release. If Executive executed this release at any time prior to the end of the twenty-one (21) day period, such early execution was a knowing and voluntary waiver of Executive's right to consider this release for at least twenty-one
(21) days, and to review with an attorney;

      (e) was advised that for a period of seven (7) days following the execution of this release by Executive, Executive may revoke this release by written notice to: General Counsel, ENTEX.

5.2 If the foregoing release is signed or to be performed or enforced in the State of California, the provisions set forth in Attachment A shall be incorporated into the terms of the release.

6.    INDEMNIFICATION

6.1 ENTEX acknowledges and agrees that it shall remain subject to the Indemnification Agreement dated August 1, 1996, between it and the Executive.

7.    MITIGATION

7.1 The Executive is not required to mitigate the amount of any Termination Payment to be made by ENTEX pursuant to this Agreement by seeking other employment or otherwise, and no amount of the Termination Payment shall be offset against or reduced by any amount earned by any other employment; provided, however, that the benefits provided for in Section 2.5 shall terminate upon the Executive's obtaining other employment and becoming eligible for comparable benefits. The Executive hereby agrees to notify ENTEX promptly upon obtaining employment.

8.    EXCISE TAX LIMITATION

8.1 Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by ENTEX to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the "Total Payments") would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account


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Federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to ENTEX to effectuate the foregoing, ENTEX shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

8.2 The Determination of whether the Total Payments shall be reduced as provided in Section 8.1 and the amount of such reduction shall be made at ENTEX's expense by an accounting firm selected by ENTEX from among the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to ENTEX and the Executive within 10 days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon ENTEX and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reductions, if any, pursuant to
Section 8.1, or to have such Determination reviewed by an accounting firm selected by the Executive, at the expense of ENTEX, in which case the determination of such second accounting firm shall be binding, final and conclusive upon ENTEX and the Executive.

9.    SUCCESSORS

9.1 ENTEX will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ENTEX to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ENTEX would be required to perform it if no such succession has taken place.

10.   DEFINITIONS

10.1 "Cause" means (i) a continued and willful failure by the Executive to substantially perform the Executive's duties, which failure constitutes a gross neglect of his/her duties, (iii) the commission by the Executive of an act of fraud or embezzlement or an act which the Executive knew to be in gross violation of his/her duties to ENTEX, or (iii) a felony conviction, guilty plea to a felony charge, or plea of nolo contendere to a felony charge by the Executive.

10.2 "Change of Control" means the transfer of ownership or control of more than 50% of all of the assets or shares of ENTEX, whether by tender offer, merger, consolidation or sale of assets, or a change in the membership of the Board of Directors in a contested election, or any combination of the foregoing transactions.

10.3 "Change of Control Termination" means a Change of Control followed within twelve (12) months by (i) the termination of the Executive's employment other than for Cause or as a result of the Executive's death, disability, Voluntary Resignation, or normal retirement; (ii) voluntary resignation following a reduction of the Executive's base compensation and target bonus below the base compensation and target bonus in effect immediately preceding the Change of Control; (iii) voluntary resignation following a reduction to a level not materially consistent with that existing immediately preceding the Change of Control in the level of authority or scope of the responsibilities of the Executive; or (iv) voluntary resignation following a relocation of the office at


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which the Executive is expected to perform his/her responsibilities greater than
35 miles from the location of the office immediately preceding the Change of Control.

10.4 "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity then conducted by ENTEX, regardless of where such Competitive Business is located.

10.5 "Severance Period" means the 12-month period during which termination benefits are provided under Section 2.

10.6  "Termination Date" means:

      (a) the date the Executive is terminated for reasons other than those set forth in Sections 1.2 or 1.3, or

      (b) the date of voluntary resignation of the Executive following Change of Control for reasons set forth in Sections 10.3(ii), (iii) or (iv), provided, however, that if ENTEX or any successor requests a period of transition from the Executive, the Termination Date shall be the day after the expiration of such transition period, which in no event shall exceed 60 days.

10.7 "Voluntary Resignation" shall mean the voluntary resignation by the Executive of his/her employment with ENTEX.

11.   ENTIRETY

11.1 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless referring specifically to this Agreement and executed in writing by the party against whom the enforcement of such amendment is sought. Any modification or amendment by ENTEX must be signed by the President or an Executive Vice President of ENTEX.

12.   GOVERNING LAW

12.1 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first set forth above.


                              ENTEX INFORMATION SERVICES, INC.


                              By:  /s/ John A. McKenna, Jr.
                                   ___________________________________
                                    John A. McKenna, Jr.
                                    President


                              By:  /s/ Dale Allardyce
                                   _________________________________
                                    Print Name: Dale Allardyce




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                                  ATTACHMENT A

      SECTION 1542 RELEASE. Executive understands and expressly agrees that his/her release hereunder extends to claims against ENTEX of whatever nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any incident or event, occurring in whole or in part, on or before the Termination Date, and that any and all rights granted under any state or federal law or regulation limiting the effect of his/her release hereunder, including the provisions of Section 1542 of the California Civil Code, ARE HEREBY EXPRESSLY WAIVED. Section 1542 of the California Civil Code reads as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of ENTEX, Executive expressly acknowledges that his/her release hereunder is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his/her favor at the date of termination, and that this release contemplates the extinguishment of any such claim or claims.


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